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                                                         (EXHIBIT 20.2 TO S-4)

                                   OHIO RIVER BANK
                                 221 RAILROAD STREET
                               IRONTON, OHIO 45638-0095

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO ALL SHAREHOLDERS OF OHIO RIVER BANK:

     Notice is hereby given that a Special Meeting of the Shareholders of Ohio River Bank will be held at ______ p.m. on __________, ____________, 1998 at the Main Office of the Bank located at 221 Railroad Street, Ironton, Ohio, 45638-0095 for the following purposes:

     1. To consider and act upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger providing for the merger of Ohio River Interim Bank, a wholly-owned subsidiary of Premier Financial Bancorp, Inc. ("Premier") into Ohio River Bank with Ohio River Bank becoming a wholly-owned subsidiary of Premier (the "Merger") and the issuance to Ohio River Bank shareholders of 1.2 Premier Common Shares in connection with the Merger.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE FOREGOING MERGER PROPOSAL AND RECOMMENDS ITS APPROVAL BY THE
     SHAREHOLDERS.

     The Board of Directors has fixed the close of business on ____________, 1998 as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Transferees after said date will not be entitled to vote at the annual meeting.

     Also enclosed with the proxy materials contained herein is the 1997 Annual Report to Shareholders.

     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed Proxy (on yellow paper) in the envelope provided as soon as possible.




                              Daniel H. Wiley
                              President and Chief Executive Officer